Exhibit 4.1

CONVERTIBLE TERM NOTE

$5,000,000.00	Dallas, Texas	May 24, 2016

FOR VALUE RECEIVED, the undersigned, AQUA METALS, INC., a Delaware corporation (herein called “Borrower”), hereby promises to pay to INTERSTATE EMERGING INVESTMENTS, LLC or its permitted assigns (herein called “Lender”), the principal sum of FIVE MILLION AND 00/100 Dollars ($5,000,000.00), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Lender under the Credit Agreement, or at such other place as from time to time may be designated by the holder of this Convertible Term Note.

This Convertible Term Note (a) is issued and delivered under that certain Credit Agreement dated as of May 18, 2016 among Borrower and Lender (herein, as from time to time supplemented, amended or restated, called the “Credit Agreement”), and is a “Convertible Term Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder, conversion of principal and interest hereunder into common stock of Borrower, and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Convertible Term Note shall be made and applied as provided herein and in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

Unless earlier converted into common stock of Borrower, the principal amount of this Convertible Term Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date and otherwise as provided in the Credit Agreement. Interest on this Convertible Term Note shall be payable as provided in the Credit Agreement.

Notwithstanding the foregoing paragraph and all other provisions of this Convertible Term Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable Law, may be contracted for, charged, or received on this Convertible Term Note, and this Convertible Term Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code and shall be used in this Convertible Term Note for calculating the Maximum Rate and for all other purposes. The term “applicable law” as used in this Convertible Term Note shall mean the Laws of the State of Texas or the Laws of the United States, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

[Aqua Metals, Inc. – Convertible Term Note]

If this Convertible Term Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Convertible Term Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Convertible Term Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Convertible Term Note, protest, notice of protest, notice of intention to accelerate the maturity of this Convertible Term Note, declaration or notice of acceleration of the maturity of this Convertible Term Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Convertible Term Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

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[Aqua Metals, Inc. – Convertible Term Note]

This Convertible Term Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of Texas (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

THIS Convertible Term Note IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN INTERCREDITOR AGREEMENT BETWEEN LENDER AND GREEN BANK, N.A. DATED AS OF THE DATE HEREOF.

AQUA METALS, INC.

By:	/s/ Stephen R. Clarke
Name: Stephen R. Clarke
Title: President and Chief Executive Officer

[Aqua Metals, Inc. – Convertible Term Note]